June 28, 2024

Connetic Venture Capital Access Fund

910 Madison Ave.

Covington, KY 41011

RE:	Opinion of Counsel regarding the Registration Statement filed on Form N-2 under the Securities Act of 1933, as amended (the "Securities Act"), and the Investment Company Act of 1940, as amended (the "1940 Act"), of Connetic Venture Capital Access Fund (the "Fund") (File Nos. 333-274892 and 811-23906)

Ladies and Gentlemen:

We have acted as counsel to the Connetic Venture Capital Access Fund (the "Fund"), a Delaware statutory trust that is registered with the Securities and Exchange Commission (the "Commission") under the 1940 Act as a closed-end interval fund.

This opinion relates to the Trust's pre-effective amendment to its Registration Statement on Form N-2 (the "Registration Statement") under the Securities Act and the 1940 Act (collectively, the "Amendment"). The Amendment relates to registering an indefinite number of shares of beneficial interest (collectively, the "Shares"), with no par value per share, for the Fund. We understand that the Amendment will be filed with the Commission and that our opinion is required to be filed as an exhibit to the Registration Statement.

In reaching the opinions set forth below, we have examined, among other things, copies of the Fund's Certificate of Trust, Agreement and Declaration of Trust, applicable resolutions of the Board of Trustees, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or advisable for purposes of this opinion. We have also examined the prospectus and statement of additional information for the Fund, substantially in the form provided in the Amendment (collectively, the "Prospectus").

As to any facts or questions of fact material to the opinions set forth below, we have relied exclusively upon the above-mentioned documents and representations and declarations of the officers or other representatives of the Fund. We have made no independent investigation whatsoever as to such factual matters.

The Prospectus provides for the ongoing issuance of the Shares at the net asset value thereof, plus any applicable sales charge. In reaching the opinions set forth below, we have assumed that upon the sale of the Shares, the Fund will receive the net asset value thereof.

We have also assumed, without independent investigation or inquiry, that:

(a)	all documents submitted to us as originals are authentic; all documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all documents submitted to us for examination are genuine; and all documents and public records reviewed are accurate and complete; and

FinTech Law
6224 Turpin Hills Drive | Cincinnati, OH 45244-3557 | fintechlegal.io | (513) 991-8472

(b)	all representations, warranties, certifications and statements regarding matters of fact and other factual information (i) made by public officers; or (ii) made by officers or representatives of the Trust are accurate, true, correct and complete in all material respects.

The Delaware Statutory Trust Act provides that shareholders of the Fund shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust's obligations to the extent that the courts of another state do not recognize such limited liability or were to apply the laws of such state to a controversy involving such obligations. The Agreement and Declaration of Trust provides that neither the Fund, the Trustees, nor any officer, employee, or agent of the Fund shall have any power to bind personally any shareholder or to call upon any shareholder for the payment of any sum of money or assessment whatsoever other than such as the shareholder may at any time agree to pay. Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which the Fund cannot meet its obligations, and the express limitation of shareholder liabilities is deemed ineffective.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that as of the date of this letter:

(a)	The Shares to be offered for sale pursuant to the Prospectus are duly and validly authorized by all necessary actions on the part of the Fund; and

(b)	The Shares, when issued and sold by the Fund for consideration pursuant to and in the manner contemplated by the Agreement and Declaration of Trust and the Fund's Registration Statement, will be validly issued, fully paid, and non-assessable, subject to compliance with the Securities Act, the 1940 Act, and the applicable state laws regulating the sale of securities

We express no opinion on matters other than those set forth above. The opinions expressed herein are given as of the date hereof, and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein. This opinion is provided to you as a legal opinion only and not as a guarantee or warranty of the matters discussed herein or in the documents referred to herein. No opinion may be inferred or implied beyond the matters expressly stated herein. The opinions expressed herein are rendered solely for the benefit of you, successors, assigns, designees, and nominees. Without our prior written consent, these opinions may not be relied upon by any other person.

We consent to the filing of this opinion as an exhibit to the Registration Statement, to the use of our name, and to the reference to our firm under the caption "Legal Matters" in the Prospectus for the Fund, which is included in the Registration Statement.

Sincerely,
/s/ Bo J. Howell
On behalf of FinTech Law, LLC

FinTech Law
6224 Turpin Hills Drive | Cincinnati, OH 45244-3557 | fintechlegal.io | (513) 991-8472
2